Exhibit 10.3

CALL OPTION AGREEMENT

This call option agreement (the "Agreement") is entered into on 15 April 2024 between:

(1)	Renol Invest AS, a Norwegian private limited liability company with registration number 927 729 873 ("Renol");

(2)	Bryhni.com AS, a Norwegian private limited liability company with registration number 992 631 481 ("Bryhni"); and

(3)	Bitdeer Technologies Group, an exempted company incorporated under the laws of the Cayman Islands with registration number 385239 ("Bitdeer"),

each of the above may hereafter also individually be referred to as a "Party", and collectively as the "Parties". Each of Renol and Bryhni may hereafter also individually be referred to as an "Optionholder", and collectively as the "Optionholders".

1.	BACKGROUND

On 3 April 2024, the Parties entered into a share purchase agreement regarding Bitdeer’s acquisition of all shares in Troll Housing AS and Tydal Data Center AS (the "SPA"). Pursuant to the SPA, Bitdeer has designated its wholly-owned indirect subsidiary, Norwegian Ai Technology AS, to be the transferee of the shares in Troll Housing AS and Tydal Data Center AS. Further pursuant to the terms of the SPA, Bitdeer has issued an original principal amount of USD 15,000,000 senior secured notes under a note purchase agreement (the "NPA") dated on or about the date hereof. This Agreement is entered into as part of the consideration under the SPA.

2.	OPTION AND OPTION PERIOD

2.1	Bitdeer hereby grants the following options to Renol and Bryhni jointly (together, the "Options"):

(i)
Renol is granted the option to acquire US$11,625,000 worth of freely transferrable Class A ordinary shares, par value US$0,0000001 listed on The Nasdaq Capital Market under the symbol "BTDR" ("Ordinary Shares"), at a strike price of US$35.96 per Ordinary Share; and

(ii)	Bryhni is granted the option to acquire up to US$3,375,000 worth of Ordinary Shares in Bitdeer, at a strike price of US$35.96 per Ordinary Share.

2.2	The Options are valid until the later of:

(i)	5 years after the date of this agreement, being 15 April 2029; and

(ii)	6 months after all principal and interest accrued under the NPA is repaid, (the "Option Period").

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3.	EXERCISE OF THE OPTION

3.1
Renol and Bryhni may, together or individually, in whole or in part, exercise their Options at any time during the Option Period by delivering an irrevocable written exercise notice (each an "Exercise Notice") to Bitdeer which shall specify the number of Ordinary Shares the option is exercised for (the "Option Shares") and the total amount payable by such Party for the Option Shares (the "Option Price").

3.2
Upon receipt of an Exercise Notice, Bitdeer shall notify the Party that issued the Exercise Notice of the account details the Option Price shall be paid to. The Option Price shall be paid to such bank account within 10 business days after the account details have been shared by Bitdeer.

3.3
Upon receipt of an Exercise Notice and subject to the Option Price being settled in accordance with clause 3.2, Bitdeer shall procure that the Option Shares specified in the Exercise Notice are issued or otherwise delivered to the Party that issued the Exercise Notice within 30 business days after receipt of the Exercise Notice.

3.4
The number of Options and the Option Price are subject to such adjustments as provided for in Schedule 3.4 upon the occurrence of an event detailed therein (the "Adjustment(s)"), and all references to Ordinary Shares, Options Shares, and Option Price shall be deemed to include any such Adjustment or series of Adjustments.

4.	TRANSFERABILITY

4.1	Renol and Bryhni may freely transfer their rights and obligations (as a whole) under this Agreement during the Option Period, together or individually.

4.2	If there is a transfer of rights and obligations pursuant to clause 4.1, the transferring Party shall immediately notify Bitdeer of such transfer.

5.	COSTS AND EXPENSES

Each Party shall pay its own costs and expenses in relation to this Agreement, including but not limited to all fees and expenses of its own representatives, agents, brokers, legal and financial advisers and authorities.

6.	GOVERNING LAW AND DISPUTE RESOLUTION

6.1
This Agreement (and the other legal documentations required to complete the transactions set out in this Agreement which are not expressed to be governed by another law) and any non-contractual obligations arising out of or in connection with it shall be governed by, construed and take effect in accordance with Norwegian Law.

6.2
Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in conformity with the Norwegian Code of Arbitration of 14 May 2004, which is based on the UN Model Law on International Commercial Arbitration (UNICITRAL).

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6.3
Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any court of competent jurisdiction (a) for provisional relief pending the outcome of arbitration, including provisional injunctive relief or arrest or other pre-judgement attachment of assets, or (b) to compel arbitration or enforce any arbitral award or for the purposes of the enforcement or execution of any judgment or other settlement in any other courts. For the purposes of any proceeding authorised by this Clause, each Party consents to the non-exclusive jurisdiction of the courts of Oslo, Norway.

[Signature page follows]

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For and on behalf of Renol Invest AS

/s/ Lars Naas	/s/ Einar Robert Naas
Lars Naas	Einar Robert Naas

For and on behalf of Bryhni.com AS

/s/ Haakon Bryhni

Haakon Bryhni

For and on behalf of Bitdeer Technologies Group

/s/ Jihan Wu

Jihan Wu
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SCHEDULE 3.4 ADJUSTMENTS

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